EXHIBIT 10.4

TENNANT COMPANY

EXCESS BENEFIT PLAN

(As Amended and Restated Effective January 1, 1998)

Article I

General

Sec. 1.1  Name of Plan.  The name of the plan set forth herein is “Tennant Company Excess Benefit Plan”.  It is sometimes referred to herein as the “Plan”.

Sec. 1.2  Purpose.  The Plan has been established for the following purposes:

(a)      To provide the additional benefits which would have been provided under the Tennant Company Defined Benefit Retirement Plan (the “Defined Benefit Plan”) but for the limitations imposed by Section 415 of the Internal Revenue Code as amended from time to time (the “Code”).  By providing such benefits, the Plan is an “excess benefit plan” under Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b)     To provide benefits which would have been payable in the form of Profit Related Retirement, Profit Sharing, or Matching Contributions under the Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”) but for limitations on such contributions resulting from the following provisions of the Code or the Profit Sharing Plan:

(1)                  The $7,000 annual limit on Individual Shelter Contributions under Code section 402(g) (as adjusted for inflation).

(2)                  The deferral percentage limits under Code section 401(k).

(3)                  The limits on employer matching contributions under Code section 401(m).

(4)                  The limit on covered compensation under Code section 401(a)(17).

(5)                  The $30,000 limit on annual additions under Code section 415 (as adjusted for inflation).

(6)                  The exclusion from Certified Earnings for the Plan Year under the Profit Sharing Plan and/or for purposes of this Plan of amounts deferred during such Plan Year by the Participant under the Tennant Management Deferral Agreement with respect to base pay or cash bonus payout (disregarding any deferrals of performance share payout or the actual payout of such amounts).

Such benefits are paid in the form of immediate cash compensation and therefore are not subject to ERISA requirements.

(c)      To provide benefits which would have been payable under the Defined Benefit Plan but for the limit on covered compensation imposed by Code section 401(a)(17).  By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

(d)     To provide benefits which would have been payable under the Defined Benefit Plan but for the provision excluding bonuses from Certified Earnings under that Plan.  By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

(e)      To provide benefits which would have been payable under the Defined Benefit Plan if deferred salary increases for years beginning on or after January 1, 1993 had been included in Certified Earnings for the Plan Year in which each such amount would have been paid in the absence of the deferral.  By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

(f)        To provide benefits which would have been payable under the Defined Benefit Plan and this Plan if amounts deferred under the Tennant Management Deferral Agreement with respect to base pay or cash bonus payout (but disregarding performance share payouts or deferrals of such payouts) had been taken into account as Certified Earnings in the Plan Year in which such amounts were deferred (and disregarded in the Plan Year in which such deferred amounts are actually paid).  By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

Sec. 1.3  Definitions.  Unless otherwise specified herein, capitalized terms used herein with respect to benefits relating to the Defined Benefit Plan shall have the meanings specified in the Defined Benefit Plan as amended from time to time, and capitalized terms used herein with respect to benefits relating to the Profit Sharing Plan shall have the meanings specified in the Profit Sharing Plan as amended from time to time.

Sec. 1.4  Effect on Predecessor Plans.  This Plan amends and supersedes any excess benefit plan previously established by the Company.

Article II

Benefits Relating to Defined Benefit Plan

Sec. 2.1  Eligibility to Receive a Benefit.  If a person’s Termination of Employment occurs under circumstances that a benefit is payable under the Defined Benefit Plan to him or his surviving spouse, contingent annuitant, or beneficiary, a benefit shall also be payable under this Plan if the benefit under the Defined Benefit Plan is limited (i) by operation of Sec. 6.11 of said Plan, and/or (ii) because of the dollar limit on Certified Earnings taken into account under said Plan (Plan Sec. 2.7(f)) due to Code section 401(a)(17), and/or (iii) because amounts deferred from base pay or cash bonus payout under the Tennant Management Deferral Agreement do not count as Certified Earnings for the Plan Year in which deferred.  A member of Operating Management who is not described in the previous sentence but who is eligible to defer part or all of a salary increase for a year beginning on or after January 1, 1993 is also eligible for a benefit under this Article, except that paragraphs (1), (2), (3) and (4) of Sec. 2.2(a) shall not apply to such a person.

Sec. 2.2  Benefit Amounts.  If a person is eligible under Sec. 2.1, a benefit shall be paid to him or his surviving spouse, contingent annuitant, or beneficiary for each month that a benefit is payable to any of them under the Defined Benefit Plan.  The monthly amount of said benefit shall be equal to the amount, if any, by which (a) exceeds (b):

(a)      The monthly amount which would have been payable to the Participant or his surviving spouse, contingent annuitant, or beneficiary under the Defined Benefit Plan for that month if:

(1)                  The limitations imposed by Sec. 6.11 of the Defined Benefit Plan were not applicable,

(2)                  The dollar limit in Sec. 2.7(f) of the Defined Benefit Plan were not applicable, and

(3)                  Bonuses were not excluded from Certified Earnings under Sec. 2.7(a) of the Defined Benefit Plan.

(4)                  Amounts deferred from base pay or cash bonus payout under the Tennant Management Deferral Agreement (disregarding  performance share payouts and deferrals of such amounts) had been included in Certified Earnings for the Plan Year in which each such amount would have been included in the absence of the deferral (and are not included for the Plan Year in which such deferred amounts would be included at the time they are actually paid).

(5)                  Deferred salary increases had been included in Certified Earnings for the Plan Year in which each such amount would have been paid in the absence of the deferral (and are not included for the Plan Year in which such deferred amounts are actually paid).

(b)     The monthly amount actually payable under the Defined Benefit Plan to the Participant or his surviving spouse, contingent annuitant or beneficiary for that month.

The amounts under subsections (a) and (b) shall both be determined under the settlement option or form of payment under which benefits are being paid, using the same actuarial equivalent factors and reductions for early commencement of benefits, if any.  No benefit shall be paid for any month for which the amount in subsection (b) equals or exceeds the amount in subsection (a).

Sec. 2.3  Source of Benefits.  All benefits payable hereunder shall be paid by the Company from its general assets.  Benefits shall be paid to the Participant during his lifetime.  Any benefits payable with respect to a Participant following his death shall be paid to the person or persons, if any, eligible to receive benefits with respect to the Participant under the Defined Benefit Plan.

Article III

Benefits Relating to Profit Sharing Plan

Sec. 3.1  Eligibility to Receive a Benefit.  A Participant in the Profit Sharing Plan shall be eligible to receive benefits under this Article III only if one or more of the following conditions is satisfied:

(a)      Due to operation of Sec. 7.2, 7.3 and/or 7.5 of the Profit Sharing Plan, his Individual Shelter Contributions were limited to an amount less than that the amount he elected.

(b)     Due to operation of Sec. 7.4 and/or 7.5 of the Profit Sharing Plan, his Matching Contributions were limited to less than the amount provided by Sec. 6.6 and/or 6.7 of the Profit Sharing Plan.

(c)      Due to operation of Sec. 2.7(e) of the Profit Sharing Plan, his Certified Earnings in excess of the limit under Code section 401(a)(17) were not recognized.

(d)     The Annual Additions to his Account were limited due to the $30,000 limit in Sec. 7.1(a)(1) of the Profit Sharing Plan, and said limitation resulted in a reduction of his share of Profit Related Retirement, Profit Sharing, and/or Matching Contributions.

(e)      Amounts deferred from base pay or cash bonus payouts under the Tennant Management Deferral Agreement are not included in the Participant’s Certified Earnings for the Plan Year in which such amounts would have been included if the deferral had not occurred, and said exclusion resulted in a reduction of the Participant’s share of Profit Related Retirement, Profit Sharing, and/or Matching Contributions under the Profit Sharing or would reduce the amount payable under this Plan.

Sec. 3.2  Amount of Benefit.  The amount payable with respect to a particular Plan Year to a Participant who meets the eligibility requirements of Sec. 3.1 for that year shall be equal to the amount, if any, by which the amount in (a) exceeds the amount in (b).

(a)      The aggregate Profit Related Retirement, Profit Sharing, and Matching Contributions the Participant would have received under the Profit Sharing Plan if none of the limitations referred to in Sec. 3.1(a)-(e) of this Plan were applicable.  For this purpose:

(1)                  If a Participant’s total Individual Shelter Contributions to the Profit Sharing Plan for a particular Plan Year were less than $7,000 (adjusted for inflation pursuant to Treasury regulations), his Matching Contributions for that year shall be determined on the basis of the Individual Shelter Contributions actually elected by the Participant, rather than on the basis of the maximum Individual Shelter Contributions he could have elected, and on the percentage rate actually received for the match on the actual contributions.

(2)                  If a Participant’s total Individual Shelter Contributions to the Profit Sharing Plan for a particular Plan Year were $7,000 (adjusted for inflation pursuant to Treasury regulations), his Matching Contributions for that year shall be the amount he would have received but for said limitations if he had made Individual Shelter

Contributions equal to 4% of Certified Earnings, calculated using the percentage rate actually received for the match on Individual Shelter Contributions which were actually made.

(3)                  For purposes of applying this subsection (a), amounts deferred from base pay or cash bonus payouts under the Tennant Management Deferral Agreement which are subsequently paid to the Participant shall be excluded from Certified Earnings at the time of payment.  Performance share payouts and deferrals of such payouts under the Tennant Management Deferral Agreement shall be excluded from Certified Earnings at all times.

(b)     The amount of Profit Related Retirement, Profit Sharing, and Matching Contributions actually allocated to the Participant under the Profit Sharing Plan after application of the limitations referred to in Sec. 3.1(a)-(e) of this Plan.

Sec. 3.3  Form and Timing of Payment.  Amounts payable under Sec. 3.2 will be paid to the Participant by his Participating Employer in cash as promptly as possible after the amounts thereof have been determined.  Amounts payable after the Participant’s death will be paid to his Beneficiary.

Article IV

Amendment or Termination

Sec. 4.1  Amendment.  The Company, by action of the Board, may amend the Plan from time to time.

Sec. 4.2  Termination.  The Company, by action of the Board, may terminate the Plan.

Sec. 4.3  Preservation of Benefits.  No amendment or termination of the Plan shall have the effect of reducing a Participant’s aggregate benefit under Article II of this Plan and the Defined Benefit Plan to less than the amount which would have been payable to him if the amendment or termination had not occurred, said amount to be based solely on his compensation and service prior to the effective date of the amendment or termination.

Sec. 4.4  Effective Date of Document.  This document applies to eligible persons whose Termination of Employment occurs on or after January 1, 1998, and supersedes all prior versions of the Plan with respect to such persons.